INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-50185 of Service Merchandise Company, Inc. on Form S-8 of our report dated May 29, 1998, appearing in the Annual Report on Form 11-K of the Service Merchandise Company, Inc. Savings and Investment Plan for the year ended December 31, 1997.


/s/ DELOITTE & TOUCHE LLP
-------------------------
DELOITTE & TOUCHE LLP


Nashville, Tennessee
June 24, 1998